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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

     AGREEMENT made as of the 10th day of August, 1999 (the "Agreement") by and among DynCorp, a Delaware corporation with its principal offices located at 2000 Edmund Halley Drive, Reston, Virginia 20191-3436 ("DynCorp"), DynCorp Biotechnology and Health Services, Inc., a Virginia corporation with its principal offices located at 2000 Edmund Halley Drive, Reston, Virginia 20191-3436 ("Biotech Services") and Novavax, Inc., a Delaware corporation with its principal offices located at 8320 Guilford Road, Columbia, Maryland (the "Buyer"). Each of DynCorp and Biotech Services are hereinafter individually referred to as a "Seller" and collectively referred to as the "Sellers."

                              W I T N E S S E T H:

     WHEREAS, based upon the representations and warranties herein made by Sellers and subject to the terms, conditions and undertakings of Sellers contained in this Agreement, Buyer desires to purchase from Sellers all of Sellers' assets, properties and business relating to the Division (as hereinafter defined), except for the assets specified in Section 1.2 hereto; and

     WHEREAS, based upon the representations and warranties herein made by Buyer and subject to the terms, conditions and undertakings of Buyer contained in this Agreement, Sellers desire to sell to Buyer all of Sellers' assets, properties and business relating to the Division, except for the assets specified in
Section 1.2 hereto;

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties to this Agreement, intending to be legally bound, do hereby agree as follows:

     ARTICLE I. PURCHASE AND SALE OF THE ASSETS.

     1.1 Purchase and Sale of the Assets. Subject to the terms of this Agreement, at the Closing (as defined in Section 1.9), Sellers shall sell, assign and transfer, free and clear of all liens, mortgages, security interests, charges and encumbrances, to Buyer, and Buyer shall purchase, all of Sellers' right, title and interest in and to the assets and properties used directly and exclusively by the Division (as defined below) in the design, development and production of vaccines (the "Business"), except for the assets specified in
Section 1.2 hereto, together with the Sellers' right to perform the Business. Such assets, properties and business are hereinafter referred to as the "Assets." The Assets include, without limitation, all of Sellers' right, title and interest in the following:

          (a) All tangible personal property and fixtures of Sellers' division known as DynCorp Biomedical Services Laboratory (the "Division") located at any of (i) the Division's office and laboratory facilities at One Taft Court, Rockville, Maryland; (ii) repository facilities operated by McKesson BioServices; and (iii) the Division's off-site storage facility.

          (b) All of the Division's intangible personal property, including (i) the name "Biomedical Services Laboratory" and the goodwill of the Business conducted therewith or symbolized thereby; (ii) all copyrights, patents, patent applications, processes, formulae, scientific and/or technical information, trade secrets, licenses, franchises, customer lists, supplier lists, plans, reports, samples, prototypes, know-how, all items in application, development or other pending status and all similar items which are used in the conduct of the Business, including without limitation the Intellectual Property described on
Schedule 2.7 hereto, (iii) all rights, subject to related obligations to perform, pursuant to research contracts, distributorship agreements, interinstitutional research and development agreements, sales contracts, purchase orders, employee agreements, employee proprietary agreements, repository service contracts and all other contracts, including without limitation those contracts and agreements listed on Schedule 2.8 hereto, (iv) all rights (as


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lessor or lessee) under leases of real and personal property, (v) all computer programs and source disks, program documentation, tapes, manuals, forms, guides and other materials with respect thereto, and (vi) all federal, state, local or foreign governmental or regulatory permits, licenses, approvals and franchises issued to or received by the Division in connection with the operation of the Business or ownership of the Assets; and

          (c) All inventories of the Division, including, without limitation, inventories of vaccines, chemicals, supplies and general merchandise of any kind;

          (d) All books and records relating to the operation of the Division that are located in Rockville, Maryland and copies of all books and records relating to the operation of the Division which are located elsewhere, but excluding the original corporate minute book of Sellers wherever located.

     1.2 Excluded Assets. Excluded from Section 1.1 above are (i) all cash and accounts receivable relating to the Division and all rights under any purchase orders with Jenner Biotherapies, Inc.; (ii) any rights in business operations software which are licensed to Sellers, including the systems known as Deltek, PDS, PeopleSoft and PC Anywhere; and (iii) any rights to use the name 'DynCorp', except as otherwise provided in Section 3.3 below. The parties expressly acknowledge that DynCorp's ownership interest in DynPort LLC, a Virginia limited liability company which is partially owned by DynCorp, or in Contract No. DAMD17-98-C-8024 (the "JVAP Contract") between DynPort LLC and the U.S. Army Medical Research Acquisition Activity or any follow-on or successor contract, and Sellers' activities relating to the JVAP Contract are unrelated to the Division and are not part of the Assets.

     1.3 Assumed Liabilities. Buyer shall assume no obligations or liabilities of Sellers, except those liabilities listed on Schedule 1.3 and those liabilities under the contracts and commitments listed on Schedule 2.8 attached hereto (other than any open purchase orders and contracts with Jenner and Thomas Jefferson University), all of which Buyer hereby agrees to assume and pay, perform or otherwise discharge.

     1.4 Instruments of Transfer. At the Closing, Sellers shall deliver to Buyer such bills of sale, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance satisfactory to Buyer and its counsel, as shall be effective to convey and transfer to, and vest in, Buyer title to the Assets. Simultaneously with such delivery, Sellers shall take such action as may be necessary to place Buyer in possession and control of the Assets. From and after the Closing, at Buyer's request and without further consideration, Sellers shall execute and deliver such other instruments and take such other action as Buyer may reasonably require more effectively to convey and transfer to and vest in Buyer title to the Assets, and to place Buyer in possession and control thereof.

     1.5 Non-Assignable Contracts. In the event that any contract, lease, permit, license or other agreement, right or asset which the Sellers are to assign to Buyer hereunder is not assignable without the consent of another party, or if such assignment triggers a change in the obligations of the assignee (such as an increase in rent or payment of brokerage commissions) or if such assignment or attempted assignment would constitute a breach thereof, this Agreement shall not constitute such an assignment or attempted assignment thereof. Each party shall use its best efforts to obtain all such consents to assignment by the Sellers to Buyer. If the parties are unable to obtain any such consent, each party will cooperate with the other in any reasonable arrangement designed to provide to Buyer the benefits under any such contract, lease, permit, license or other agreement.

     1.6 Bulk Sales Compliance. Buyer and Sellers hereby waive compliance with the requirements of any applicable laws relating to bulk sales, and Sellers agree fully to indemnify and



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hold Buyer harmless from any and all claims based on the failure of Sellers to comply with any requirement of any such law.

     1.7 Purchase Price. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Sellers contained in this Agreement, and in consideration of the sale and assignment of the Assets, the Buyer shall deliver to the Sellers at the Closing, as the purchase price for the Assets, Five Hundred Ninety Two Thousand Dollars ($592,000), payable at the Closing by certified or cashier's check or by wire transfer (the "Purchase Price").

     1.8 Allocation of Purchase Price. Sellers and Buyer agree to allocate the consideration paid hereunder in accordance with Internal Revenue Code Section 1060. Buyer and Sellers shall use reasonably diligent efforts to agree to such allocation within 30 days of the Closing Date. In addition, Sellers and Buyer hereby agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060.

     1.9 The Closing. The Closing of the purchase and sale of the Assets (the "Closing") shall take place at 2:00 p.m. at the offices of Buyer on the 10th day of August, 1999, or at such other time and place as the parties mutually agree upon (the "Closing Date").

     ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

     As a material inducement to the Buyer to enter into and perform this Agreement, the Sellers, jointly and severally, represent and warrant that:

     2.1 Organization and Corporate Authority. DynCorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease and use its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement. Biotech Services is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia with full corporate power and authority to own or lease and use its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement. Each of the Sellers is duly qualified to do business and is in good standing as a foreign corporation under the laws of the state of Maryland and every other jurisdiction in which the failure to so qualify would have a Material Adverse Effect. For the purposes of this Agreement, "Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time reasonable likely to cause, result in or have) a material adverse effect on the financial condition, business, properties, results of operations or prospects of the Division.

     2.2 Authority. The execution and delivery by the Sellers of this Agreement and all other agreements and instruments required by the provisions of this Agreement have been duly authorized by all necessary action of the respective Boards of Directors and stockholders of the Sellers, and the consummation of the transactions herein or therein contemplated will not conflict with or violate any provision of law or the charter or By-Laws of either of the Sellers, or result in a violation of or default under, or require any consent, approval, notice, filing or permit under any law, regulation, order, writ, injunction or decree of any judicial, governmental or arbitral agency or authority or of any agreement, instrument, lease, license, mortgage, deed of trust or other document to which either of the Sellers is a party, or by which either of the Sellers is bound, or to which either of the Sellers or any of the Assets is subject, or result in the creation or imposition of any lien, charge, encumbrance or security interest of any nature whatsoever upon any of the Assets pursuant to the terms of any such agreement or instrument. This Agreement, and all other agreements contemplated hereby which are to be executed by either of the Sellers, when executed and delivered



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by such Seller(s), will constitute the valid and legally binding obligations of such Seller(s), enforceable in accordance with their terms, except as the enforceability of the Agreement or such other agreements may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting generally the enforcement of creditors' rights and except as the remedy of specific performance and other equitable relief may be unavailable in certain cases.

     2.3 Financial Statements. The Sellers have delivered to the Buyer unaudited Statements of Assets Acquired and Liabilities Assumed of the Division as at December 31, 1998 and July 29, 1999 together with the related Statements of Operating Revenue and Expenses for the fiscal periods then ended. Such financial statements present fairly, in all material respects, the assets acquired and liabilities assumed of the Division as of such dates and its operating revenue and expenses for the fiscal periods shown.

     2.4 Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.4, the Sellers have no liabilities with respect to the Division of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, that will become the obligation of Buyer as a consequence of the transactions contemplated by this Agreement.

     2.5 No Material Adverse Change. Except as set forth on Schedule 2.5, since December 31, 1998, (a) there has been no Material Adverse Effect; (b) the physical properties owned or leased by the Sellers and used by the Division have not suffered any material destruction or damage, regardless of whether or not the loss suffered was insured; (c) the Division has conducted its business solely in the ordinary course and consistently with its past practices; (d) there has not been any change in accounting principles, practices or methods with respect to the Division; (e) there has not been any material asset sold or disposed of (except inventory sold in the ordinary course of business), or any material asset of the Division mortgaged, pledged or subjected to any lien, charge or other encumbrance; (f) there has not been any amendment or termination of any material contract or agreement to which either of the Sellers is a party relating to the Division; and (g) there has not been any material increase in the compensation payable by the Division to its officers, key employees or consultants.

     2.6 Property. The Sellers own no real estate used by the Division. The Sellers have good and marketable title, free and clear from any liens, mortgages, security interests, pledges, charges or encumbrances (hereinafter "Claims and Encumbrances") of any nature whatsoever, except those disclosed on
Schedule 2.6, to all interests in the Assets, owned by it as reflected on the balance sheet of December 31, 1998 or thereafter acquired. The Claims and Encumbrances set forth on Schedule 2.6 do not singly or in the aggregate impair the use of such property. All material tangible personal property, including machinery and equipment, of the Division has been properly maintained and is in good order and repair. Set forth on Schedule 2.6 hereto is a true and complete list of (a) all items of tangible personal property (including vaccines, chemicals and supplies) used in the operation of the Division and having a book value of $1,000 or more; and (b) all real estate leases and capital equipment leases with respect to property used by the Division to which either of the Sellers is a party as of the date hereof. The Sellers have delivered a true and correct copy of each real estate lease and capital equipment lease to the Buyer. All such leases are in good standing, valid, binding and enforceable in accordance with their respective terms, and there is not any existing default of the lessor or lessee, or any event which with notice or lapse of time or both would become a default, under any such material lease.

     2.7 Intellectual Property. Except as described on Schedule 2.7, the Sellers have exclusive ownership of, or exclusive license to use, all Intellectual Property (as defined in the next paragraph) used or to be used in the business of the Division as presently conducted or as proposed to be conducted. Except as described on Schedule 2.7, the Sellers have the right to use, without infringing any claims or rights of other persons, all Intellectual Property required for or incident to the Division's products or its business as presently conducted or as proposed to be conducted by



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the Division. Except as described on Schedule 2.7, the Sellers are not obligated or liable to make any payments of royalties, fees or otherwise to any person under any Intellectual Property in connection with the business of the Division as now conducted or as proposed to be conducted. Except as described on Schedule 2.7, the Sellers' rights in all of such Intellectual Property are freely transferable. All licenses or other agreements under which either of the Sellers is granted rights in Intellectual Property or has granted rights to others in Intellectual Property are in full force and effect, there are no defaults by any party to such licenses or agreements. To the knowledge of the Sellers after due inquiry, licensors under such licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. The Sellers have used its best efforts to protect the proprietary nature of each item of Intellectual Property and to maintain in confidence all trade secrets and confidential information that it owns or uses. To the knowledge of the Sellers after due inquiry, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property that the Sellers own or uses. None of the activities or business currently conducted by the Division, or conducted by the Division at any time, infringes, violates or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. The Sellers have not received any notice, claim or protest alleging any such infringement or violation. The Sellers have not given any indemnification to any person for or against any infringement, misappropriation or other conflict with respect to any item of Intellectual Property. The Sellers are not aware that any of the employees of the Division is obligated under any contract, or subject to any judgment or governmental order, that would restrict or interfere with such employee's best efforts on behalf of the business of the Division as now conducted or as proposed to be conducted.
The Sellers are not aware that any of the employees of the Division, as a result of performing services for the Sellers, is in violation of any employment contract between such employee and any person respecting any Intellectual Property rights of such person.

     For purposes of this Agreement, "Intellectual Property" means all (a) computer software, source code and object code, data and documentation, (b) trademarks, service marks, trade drafts, logos, trade names and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (f) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (g) other proprietary rights relating to any of the foregoing, and (h) copies and tangible embodiments thereof, in each case owned or used by the Division,

     2.8 Contracts and Commitments. Except as listed and described on Schedule
2.8 hereto and except with respect to such items as are not primarily related to the business of the Division or the Assets:

          (a) neither Seller is a party to any contract or commitment for the purchase of merchandise, material or supplies, or any contract or open customer purchase order for the sale of any of the same, which involves an amount in excess of $5,000 in the case of any single contract or commitment or $10,000 in the aggregate;

          (b) neither Seller is a party to any written or oral, express or implied, machinery, equipment or motor vehicle lease or purchase contract; patent license agreement; software license agreement; manufacturing license agreement or any other license agreement; development agreement; royalty contract; research contract; government contract; interinstitutional research and development agreement; repository services contract; sales, distribution, brokerage, advertising



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agency, advertising or promotional contract; agency agreement; territorial or franchise agreement; agreement limiting the Sellers' freedom to compete in any line of business in any geographic area; commitment or agreement for any material capital expenditure or leasehold improvement; registration rights agreement; or any other material contract or advance commitment, which is not terminable at the will of the Sellers, as the case may be, upon 30 days' notice without liability or penalty or license agreements of any kind; provided, however, that disclosure pursuant to this Section 2.8 (b) is not required with respect to individual contracts of the nature described in Section 2.8 (a) above which are for amount of $5,000 or less;

          (c) the Sellers have not made any purchase commitments in excess of normal, ordinary and usual requirements, but has adequate purchase commitments to meet its existing business requirements;

          (d) the Sellers have no outstanding contracts or commitments with its customers to sell products at prices materially below those in its published catalogs or price lists, or to grant any material rebates, cash discounts, allowances or similar concessions to customers;

          (e) the Sellers have not given to any individual or entity any power of attorney which is presently outstanding or in force for any purpose whatsoever;

          (f) neither Seller is in default, nor is there any fact or event which with notice or lapse of time, or both, would constitute a default under any contracts made or obligations owed by the Sellers, nor has there been within the past year any termination or default under any contract, lease, agreement or license of the Sellers, each of which remains in full force and effect;

          (g) the Sellers have not guaranteed or assumed responsibility for the debts or obligations of any other individual or entity; and

          (h) neither Seller is a party to any loan agreement, line of credit or revolving credit arrangement, or any similar arrangement with any bank, financial institution, or other lender, or any other person.

     The contracts or commitments listed on Schedule 2.8 hereto do not, singly or in the aggregate, materially and adversely affect the business, properties, assets, financial condition or prospects of the Division, except as set forth on
Schedule 2.5.

     Schedule 2.8 sets forth, with respect to each open customer contract, the name of the customer, the value of the contract, the amount billed to date, the percentage of completion of the contract, the estimated cost to complete the contract and the expected margin under the contract.

     2.9 Litigation. Except as described on Schedule 2.9, there are no actions, suits, arbitrations, proceedings, claims, investigations or inquiries, now pending, pending at any time since January 1, 1996 or, to the knowledge of the Sellers after due inquiry, threatened, before any court, commission, agency or other administrative, judicial or arbitral authority against either of the Sellers and affecting the Division, any of the Division's officers or employees in such capacity, or its business or properties, or that would interfere with the marketing of the products or services of the Division or the transactions contemplated by this Agreement, and no event has occurred nor does any condition exist on the basis of which any such proceeding might properly be instituted with any substantial chance of recovery. The Sellers are not the subject of any judicial, governmental, municipal or arbitral order or decree with respect to the Division, other than those of general application. The Sellers are not delinquent in the filing of any appearance, answer, counterclaim or other pleading reasonably required for the defense of its interests or the preservation of its rights as a litigant in connection with any of the matters disclosed on Schedule 2.9.



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     2.10 Employment Matters. Except as described on Schedule 2.10, neither
Seller is a party to any contract, express or implied, with any officer, employee, agent, consultant, independent contractor, sales representative, licensee or adviser of the Division, (a) which is not terminable at the will of the Sellers upon not more than 30 days' notice without liability or penalty; (b) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Sellers of the nature of any of the transactions contemplated by this Agreement; or (c) any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. True and complete copies of any agreements listed in Schedule 2.10 have been delivered to the Buyer. There is not pending or, to the knowledge of the Sellers after due inquiry, threatened against the Sellers any grievance, labor dispute, organizational activity, strike or work stoppage that affects or may affect the business of the Division or that may disrupt its operations. The Sellers are not a party to any collective bargaining agreement with respect to the Division. To the knowledge of the Sellers after due inquiry, no employee of either of the Sellers is bound by any agreement with a previous employer that adversely affects the Division in any way. Schedule 2.10 hereto is a true and complete list of all current salaried employees of the Sellers who work in the Division, together with the amount currently being paid to each such person on an annual basis.

     Except as disclosed on Schedule 2.10, with respect to the Division, the Sellers do not have, nor have they ever had, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") nor any employee pension benefit plans within the meaning of
Section 3(2) of the ERISA nor any trust thereunder, and no such plan or trust has been terminated. With respect to each such employee benefit plan or employee pension benefit plan listed on Schedule 2.10 related to the Division, (a) no Reportable Event as defined in the ERISA has occurred, (b) Pension Benefit Guaranty Corporation ("PBGC") has not instituted proceedings to terminate any such plan, (c) the Sellers have not incurred any liability to PBGC, nor has it instituted nor does it intend to institute proceedings to terminate or withdraw from any plan, and has not ceased nor does it intend to cease operations at a facility or facilities where such cessation has resulted or would result in a separation from employment of more than 20% of the total number of employees of the Sellers, (d) each such plan has been maintained and funded in accordance with its terms and with all provisions of ERISA and of the Internal Revenue Code applicable thereto, (e) neither of the Sellers nor any 10% stockholder of either Seller nor the trustee of any of the plans has engaged in any Prohibited Transaction, as defined in ERISA, with respect to any of the plans listed on
Schedule 2.10, (f) there are no proceedings instituted or threatened with respect to any of the plans listed on Schedule 2.10 by either the Internal Revenue Service, United States Department of Labor, or any participant or beneficiary and (g) all accrued benefits under the plans are fully funded.

     2.11 Finder's Fee. The Sellers have not incurred any obligation of any kind whatsoever to any person for an investment banking, brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

     2.12 Transactional Approvals. Except as set forth on Schedule 2.12, no approval, authorization, order, license, permit, franchise or consent of, or registration, qualification or filing with, or notice to, any judicial or governmental agency or authority, or any other person or entity is required in connection with the execution, delivery or performance by the Sellers of this Agreement. No consent of any person who is a party to a contract with respect to the Division's business is required to be obtained on the part of the Sellers to consummate the transactions contemplated herein and continue the business of the Division as previously conducted by the Sellers.

     2.13 Necessary Permits. The Sellers have all necessary permits, licenses, orders and approvals of any federal, state, municipal or local governmental or regulatory bodies for it to operate



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the Division's facilities as presently operated and to conduct its business as presently conducted ("Necessary Permits"). All such Necessary Permits possessed by the Sellers are in full force and effect and (a) to the knowledge of the Sellers after due inquiry, no suspension or cancellation of any Necessary Permit is threatened, (b) there is no reason to believe that on expiration any Necessary Permit will not be renewed, and (c) none of the Necessary Permits will be adversely affected by the consummation of the transactions contemplated in this Agreement.

     2.14 Compliance with Laws. The Sellers are in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of the business of the Division, and the Sellers have not received written notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation and are not aware that any such notice shall be issued.

     2.15 Environmental Matters. Except as described on Schedule 2.15, the Sellers have never generated, transported, used, stored, treated, disposed of or managed any hazardous waste in connection with the business of the Division. To the knowledge of the Sellers after due inquiry, no oil or hazardous material has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the Sellers in connection with the business of the Division, or has ever come to be located in the soil or groundwater at any such site. With respect to the Division, to the knowledge of Sellers after due inquiry, the Sellers do not presently own, operate, lease, or use, nor have they previously owned, operated, leased or used any site on which underground storage tanks are or at any time were located and no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by either of the Sellers in connection with the presence of any hazardous material. With respect to the Division, the Sellers have never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental, health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any such environmental, health and safety matter or the enforcement of any law relating to the environment, health and safety and the Sellers do not have any knowledge or reason to know that any will be forthcoming.

     2.16 Transactions with Interested Persons. Except for normal advances for business expenses incurred in the ordinary course of business of the Division, no officer or employee of the Division or any affiliate of any of the foregoing persons has any loan or other obligation outstanding to or from the Sellers, or for which either of the Sellers is or may be liable under a guaranty or otherwise, or has any interest in any firm, person or entity with which the Sellers have entered into contract, lease or understanding with respect to the Division, or with which the Division does business, or in any equipment or other property, real or personal, tangible or intangible, including, without limitation, any item of Intellectual Property, used in connection with or pertaining to the business of the Division.

     2.17 Suppliers. Schedule 2.17 lists all suppliers to which the Division made payments during the year ended December 31, 1998, or expects to make payments during the year ending December 31, 1999, in excess of $5,000. Sellers have no information which might reasonably indicate that any of the suppliers listed on Schedule 2.17 intend to cease purchasing from, selling to, or dealing with, the Division, nor has any information been brought to the Sellers' attention which might reasonably lead it to believe any such customer or supplier intends to alter in any material respect the amount of such purchases, sales or the extent of dealings with the Division or would alter in any material respect such purchases, sales or dealings in the event of the consummation of the transactions contemplated by this Agreement. Sellers and the Division have no information which might reasonably indicate, nor has any information been brought to their attention which might reasonably lead them to believe that any supplier will not be able to fulfill outstanding or currently anticipated purchase orders placed by the Division or that any customer will cancel outstanding or currently anticipated purchase orders placed with the Division.

     2.18 Government Contracts.

          (a) For purposes of this Section 2.18 alone (i) the term "Government" shall mean any agency, division, subdivision, audit group or procuring office of the U.S. federal government, including without limitation the employees or agents thereof; (ii) the term "Division" shall mean the Division and its officers, employees, agents, representatives and consultants; and (iii) the term "Contract" shall mean any Government prime contract, any subcontract at whatever tier under a Government prime contract or reseller of products or services to the Government, or any basic ordering agreement, letter contract, purchase order or delivery order of any kind, including without limitation, as to all of the foregoing, all amendments, modifications and options thereunder or relating thereto, as well as Cooperative Agreements, Cooperation Research and Development Agreements ("CRADAs") or Other Agreements (as that term is defined in federal procurement), in each case with respect to the Division.

          (b) Schedule 2.18 contains a true and complete list of (i) all Contracts (including without limitation options) currently in force (including contracts where the Division's performance obligations have been completed but the contract has not yet been closed out) between the Sellers with respect to the Division and either the Government or any prime contractor or subcontractor of the Government or reseller of products or services to the Government, (ii) all outstanding quotations, bids and proposals submitted by the Division, which the Sellers believe are still subject to acceptance, to either the Government or any proposed prime contractor or subcontractor of the Government or reseller of products or services to the Government with respect to any Contract with the Government, and (iii) all Contracts (including without limitation options) on which delivery or performance is currently in an unsatisfactory or delinquent status or is behind schedule and formal or informal notice of which has been received by the Division, which status or delay, individually or in the aggregate, would be material to the Business Condition of the Division and (iv) all contracts that have been completed but where the Division has continuing warranty or other service obligations, including software upgrade.

          (c) The Division has complied with all statutory and regulatory and contractual requirements with respect to each Contract awarded to the Division and each and every bid, quotation or proposal submitted by the Division to the Government or any prospective prime contractor or subcontractor of the Government or reseller of products or services to the Government with respect to any Contract with the Government.

          (d) The Division has complied with each certification and representation executed, acknowledged or set forth by the Sellers on behalf of the Division with respect to each Contract awarded to the Division and each bid, quotation or proposal submitted by the Division to the Government or any prospective prime contractor or subcontractor of the Government or reseller of products or services to the Government.

          (e) The Division has fully complied in all material respects with all clauses, provisions and requirements incorporated expressly, by reference or by operation of law in each Contract awarded to the Division.

          (f) All certifications, representations or disclosure statements submitted to the Government or any proposed prime contractor or subcontractor of the Government or reseller of products or services to the Government by the Division with respect to any Contract were accurate as of the date of submission.

          (g) All facts set forth by the Sellers on behalf of the Division in any disclosure statement submitted by the Division to the Government or any prospective prime contractor or subcontractor of the Government or reseller of products or services to the Government were accurate as of the date of submission.

          (h) Neither the Government nor any of the Government's prime contractors, subcontractors or reseller of products or services to the Government has notified the Division that the Division has breached or violated any regulation, statute, certification, representation or clause, provision or requirement with respect to any Contract awarded to the Division or with respect to any bid, quotation or proposal submitted by the Division.

          (i) The Division is not currently debarred or suspended from doing business with the Government, and the Sellers do not have any knowledge of any circumstances that would be reasonably expected to warrant the institution of debarment or suspension proceedings against the Division in the future.

          (j) No show cause notices, cure notices or default terminations have been issued against the Division with respect to any of its Contracts.

          (k) No negative determinations of responsibility have been issued against the Division with respect to any bid, quotation or proposal submitted by the Division.

          (l) No costs incurred by the Division have been formally questioned or disallowed as a result of a finding or determination of any kind by the Government, other than questions or immaterial disallowances during customary audits and reviews.

          (m) Neither the Government nor any prime contractor or subcontractor under a Government prime contract or reseller of products or services to the Government has withheld or setoff, or attempted to withhold or setoff, monies due to the Division under any of its Contracts.

          (n) The Sellers do not have any knowledge of any irregularities, misstatements or omissions relating to any of the Contracts or any of the Division's bids, quotations or proposals, past or present, that have led to or have a reasonable likelihood of leading to (i) any administrative, civil or criminal investigation or indictment of the Division, (ii) the formal questioning or disallowance of any costs submitted for payment by the Division,
(iii) the recoupment of any payments previously made to the Division, or (iv) the assessment of any material penalties or damages of any kind against the Division, arising out of such irregularities, misstatements or omissions.

          (o) The Division is not currently under administrative, civil or criminal indictment or, to the knowledge of Sellers after due inquiry, investigation with respect to any alleged irregularity, misstatement or omission arising under or in any way relating to any of its Contracts or other contracts, bids, quotations or proposals, past or present.

          (p) There exist (i) no material outstanding claims against the Division either by the Government or by any prime contractor, subcontractor or reseller of products or services to the Government, vendor or other third party arising under or relating to any Contract, (ii) no facts which are known by Sellers upon which such a claim reasonably may be based in the future, (iii) no material dispute between the Division and the Government or any prime contractor, subcontractor or reseller of products or services to the Government or vendor arising under or relating to any Contract, and (iv) no facts which are known by Sellers over which such a dispute would reasonably be expected to arise in the future.

          (q) The Division is not undergoing and has not undergone any audit, and the Sellers do not have any knowledge of any basis that would reasonably be expected to lead to audits in the future, arising under or relating to any Contract, other than customary audits and reviews.

          (r) The Division has no interest in any pending or potential claims against the Government or against any prime contractor, subcontractor or reseller of products or services to the Government or vendor arising under or relating to any Contract, except for routine demands for payment.

          (s) The Division has entered into no financing arrangements with respect to the performance of any current Contract referenced in Schedule 2.18.

          (t) The Division has made available to the Buyer true and correct copies of all Contracts listed in Schedule 2.18 and all quotations, bids or proposals listed in Schedule 2.18.

          (u) The Division possesses all necessary security clearances and permits for the execution of its obligations under any Contract to which it is currently a party or on which it has submitted a bid or proposal. The Division has never been denied a facility security clearance, and none of its employees has been denied a personal clearance for reasons that would materially affect the Division.

          (v) The Division has complied, and is complying, with all statutes, regulations and contract clauses regarding the delivery of vaccines and technical data, including without limitation proper marking of deliverables.

          (w) The Division has disclosed to the Buyer all information relating to any GSA schedule the Division has with the United States government or any situation where the Division has authorized another entity to have its products or services on a GSA schedule, and the Division has provided the Buyer all documentation in its possession relating to the schedule, including without limitation the contracts/schedules, any proposals submitted in support of the contracts/schedules, all correspondence with the United States government or any other entity regarding the schedules or proposals, and any audit reports, letters or notices related thereto.

     2.19 Year 2000 Compliance.

          (a) For the purpose of this Section 2.19, "Year 2000 Compliant" shall mean that products will perform without error, loss of data or loss of functionality arising from any failure to process, calculate, compare or sequence date data accurately, including without limitation calculations from, into and between centuries and the years 1999 and 2000 and leap year calculations, and will not cause any associated products or systems in which the Division's products may be used to fail in any of the ways described above.

          (b) To the knowledge of Sellers after due inquiry, all of the Division's internal business and information systems are Year 2000 Compliant, such that the Division will not experience any interruption in business or impact on operations, including without limitation the Division's ability to support customers using its products, from any change in system performance or functionality related to date processing.

     2.20 Disclosure. No statement, representation or warranty made by the Sellers in this Agreement and no statement made in any of the certificates, financial statements, exhibits, schedules or other documents furnished by the Sellers or the Division pursuant to this Agreement is false or misleading or omits to state any fact necessary to make any such representation or statement not misleading. There is no fact known to the Sellers that materially and adversely affects or in the future may materially and adversely affect the business, property, condition (financial or otherwise), or results of operations of the Division and which has not been set forth in this Agreement or in an exhibit or schedule hereto.

     ARTICLE III. COVENANTS OF THE SELLERS.

     As a material inducement to the Buyer to enter into and perform this Agreement, the Sellers, jointly and severally, hereby make the following covenants and agreements:

     3.1 Conduct of the Business of the Division Prior to the Closing. The Sellers agree that, from the date hereof to the Closing, except as otherwise consented to or approved by the Buyer in writing or as required by this
Agreement:

          (a) no funds shall be borrowed or loaned by the Sellers with respect to the Division, no capital expenditure shall be incurred or contracted for by the Sellers with respect to the Division and the Sellers shall not sell, lease, mortgage, pledge, assign, license or otherwise encumber or dispose of any of the Assets, except for the sale of inventory in the ordinary course of business;

          (b) the Sellers shall conduct the business of the Division in, and only in, the ordinary course;

          (c) the Sellers shall keep the Buyer informed as to all material happenings and events relating to the Division, including any change in the state of facts disclosed in Article II hereof, and shall afford to the Buyer and its representatives free access to the properties, books and records of the Division, and free access to all personnel, suppliers, customers and independent providers of professional services to the Division, so the Buyer may have full opportunity to make such investigation as they shall desire of the affairs of the Division; and

          (d) the Sellers shall use its best efforts to cause the conditions precedent to the Buyer's obligation to consummate the transactions contemplated hereby to be fulfilled.

     3.2 Public Announcements. The Sellers agree that any press release or other disclosure of information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of the Sellers and the Buyer, which approval shall not be unreasonably withheld, provided that the Sellers shall not be prevented from making such disclosure as they shall be advised by counsel is required by law.

     3.3 Use of Name. Sellers agree that, following the Closing, the Buyer may identify itself as a successor in interest to the DynCorp Biomedical Services Laboratory. Buyer shall have no other rights to the use of the name "DynCorp" or any variation thereof.

     3.4 Audited Financial Statements. If Buyer chooses to engage an accounting firm, at Buyer's expense, to perform an audit of the Division's financial statements, Sellers agree to provide any reasonable assistance requested by Buyer in connection with such audit, including providing access to Sellers' books and ledgers.

     ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

     As a material inducement to the Sellers to enter into and perform this Agreement, the Buyer represents and warrants, that:

     4.1 Organization of the Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease and use its properties and assets, to carry on its business as now conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement.

     4.2 Enforceability of the Agreement. The execution and delivery by the Buyer of this Agreement and all other agreements and instruments required by the provisions of this Agreement and the consummation of the transactions herein or therein contemplated will not conflict with or violate any provision of law or result in a violation of or default in any provision of any regulation, order, writ, injunction or decree of any judicial, governmental or arbitral agency or authority or of any agreement or instrument to which the Buyer is a party, or by which the Buyer is bound or to which the Buyer is subject. The Buyer has full right, power and authority to execute, deliver and perform this Agreement and all other documents contemplated hereby. This Agreement, and all other agreements contemplated hereby which are to be executed by the Buyer, when executed and delivered by the Buyer, will constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms, except as the enforceability of the Agreement or such other agreements may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting generally the enforcement of creditors' rights and except as the remedy of specific performance may be unavailable in certain cases.

     4.3 Buyer Financial Statements. Buyer's audited financial statements as of December 31, 1998 contained in its Annual Report on Form 10-K for the fiscal year then ended present fairly, in all material respects, the financial position and results of operations of Buyer as of the respective dates and for the respective periods indicated, and have been prepared in conformity with generally accepted accounting principles applied on a basis consistent (except as otherwise noted) with prior periods.

     4.4 Litigation. There are no actions, suits, arbitrations, proceedings, claims, investigations or inquiries, now pending or, to the knowledge of the Buyer after due inquiry, threatened, before any court, commission, agency or other administrative, judicial, or arbitral authority against the Buyer or its business or properties, and no event has occurred nor does any condition exist on the basis of which any such proceeding might properly be instituted with any substantial chance of recovery. The Buyer is not the subject of any judicial, governmental, municipal or arbitral order or decree, other than those of general application.

     4.5 Finder's Fee. The Buyer has not incurred any obligation of any kind whatsoever to any person for an investment banking, brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

     4.6 Transactional Approvals. No approval, authorization, order, license, permit, franchise or consent of, or registration, qualification or filing with, or notice to, any judicial or governmental agency or authority, or any other person or entity is required in connection with the execution, delivery or performance by the Buyer of this Agreement.

     ARTICLE V. COVENANTS OF THE BUYER.

     As a material inducement to the Sellers to enter into and perform this Agreement, the Buyer hereby makes the following covenants and agreements:

     5.1 Consummation of Transactions. The Buyer shall use its best efforts to cause the conditions precedent to the Sellers' obligation to consummate the transactions contemplated hereby to be fulfilled.

     5.2 Public Announcements. The Buyer agrees that any press release or other disclosure of information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of the Sellers and the Buyer, which approval shall not be unreasonably withheld, provided that the Buyer shall not be prevented from making such disclosure as it shall be advised by counsel is required by law.

     5.3 Matters Regarding Jenner Biotherapies, Inc. Sellers have set forth on
Schedule 5.3 a list of open purchase orders between DynCorp and Jenner Biotherapies, Inc ("Jenner") for work performed by the Division for Jenner. These open purchase orders are being retained by Sellers in accordance with
Section 1.2 above.

          (a) Until DynCorp notifies Buyer in writing that it has received payment of the full amounts set forth on Schedule 5.3, Buyer agrees not to perform work for Jenner of the same type performed by the Division prior to Closing.

          (b) All documentation, including draft and final reports, and products developed in connection with or in any way related to services performed by the Division under various purchase orders issued by Jenner between 1995 and the Closing Date shall remain the property of DynCorp and shall not transfer with the sale of the Division under this Agreement. Buyer further agrees to maintain such documentation and products on behalf of DynCorp in its facility or at such other place as such materials are customarily maintained, at Buyer's expense and in accordance with the Division's customary procedures for such maintenance, unless and until DynCorp authorizes transfer of such documentation and products in writing, to Jenner, DynCorp, a third party or Buyer.

     5.4 Collection of Other Receivables. Sellers have set forth on Schedule 5.4 a list of billed and unbilled accounts receivable due DynCorp for work previously performed by the Division for customers other than Jenner, which is dated as of August 9, 1999. These accounts receivable are being retained by Sellers in accordance with Section 1.2 above. To the extent that any such accounts receivable are collected by the Buyer after the Closing Date, the Buyer shall hold such monies in trust for the Sellers, and transmit to Sellers at least once every month all such monies collected, together with an accounting thereof. In addition, Buyer agrees to provide a reasonable amount of assistance, as reasonably requested by Sellers, to collect the accounts receivable retained by the Sellers. DynCorp may, from time to time following the Closing, provide updated copies of Schedule 5.4 to Buyer, reflecting increases in receivables due to receipt of subsequent vendor invoices and other charges on time-and-materials contracts or other changes due to post-Closing adjustments, including but not limited to changes in Government billing rates, billing of unbilled amounts, receipt of payments by DynCorp and correction of errors.

     ARTICLE VA. COVENANTS OF THE BUYER AND THE SELLERS.

     Section 5A.1 Novation of Government Contracts.

          (a) The parties recognize that novation of the Government Contracts is necessary for the full transfer and assignment of the Government Contracts to the Buyer and that application for novation cannot be made until after the execution of this Agreement. As used in this Article 5A, the term "Government Contracts" includes Current Proposals relating to potential government contracts and contracts issued in response thereto.

          (b) Promptly following the execution of this Agreement, each party shall complete its respective portion of the documentation required for novation of each Government Contract by Federal Acquisition Regulation 42.1204(c), as identified for each party on Exhibit F, and the Sellers shall deliver their portion to the Buyer. On behalf of the Sellers, the Buyer shall promptly submit the required documentation to the appropriate contracting officer and provide a copy thereof to the Sellers. Each party will thereafter, promptly and in coordination with the other party, respond appropriately to any requests from the contracting officer for additional information or documentation relating to such novation. Each party shall keep the other fully informed, on a current and timely basis, as to the progress of the novation process and provide copies of all letters, correspondence, and other material documents to or from the Government with respect thereto.

          (c) In the interim period between (A) the Closing Date and (B) the novation of each of the Government Contracts, or the Retransfer Event as hereafter defined, or final close-out and payment of the respective Government Contract, whichever first occurs (as to each individual Contract, the "Interim Period"):

               (i) The Buyer will perform the Sellers' obligations under each of the Government Contracts in lieu of the Sellers, in accordance with a subcontract to be executed by the parties at the Closing in the form set forth in Exhibit F, and the terms, conditions, and requirements of the respective Government Contract, in a good and workmanlike manner as though such novation had occurred. The Sellers, promptly following execution of this Agreement, will advise the respective contracting officer of the intended subcontract and facilitate appropriate meetings between the Buyer and the contracting officer.

               (ii) Any modification to a Government Contract approved by the Sellers prior to the Closing Date will be duly executed by the Sellers.

               (iii) Any other correspondence, invoices, or other written submissions, including requests for equitable adjustments, claims, contract modifications, and requests for final decisions will be prepared by the Buyer in the name of the Sellers, coordinated with and submitted for approval, which approval shall not unreasonably be withheld or delayed, promptly signed by the Sellers if approved, and promptly submitted by the Buyer to the Government. The Sellers shall respond promptly to any request for approval. In this context, the Sellers hereby designate Edward Gaskell as the "Sellers' Designated Contract Representative" to receive and execute such documents, and the Buyer hereby designates John Spears as the "Buyer's Designated Contract Representative" for all Government Contracts, to submit such documents to, and receive such documents from, the Sellers' Designated Contract Representative. Either party may change its Designated Contract Representative by written notice to the other. In addition, if any certification is required, the Buyer shall certify to the Sellers in writing that such certification is proper under the Contract Disputes Act of 1978 (the "CDA"), and not in violation of the False Claims Act, and upon receipt of such certification the Sellers shall promptly review and certify the claim under the CDA for submittal to and decision by the contracting officer.

               (iv) Following the Closing Date, the Sellers will be responsible for preparing and certifying all pre-Closing Date cost claims, including all of the Sellers' direct, indirect, and general and administrative cost claims, for each Government Contract through the Closing Date. The Sellers will promptly submit such claims to the contracting officer through the Buyer.

               (v) During the Interim Period, each party will cooperate fully at its own cost and reasonably assist the other to obtain novation of each Government Contract into the name of the Buyer and under substantially the same terms and conditions as in effect at the time of Closing and without materially adverse conditions upon either the Sellers or the Buyer, and to facilitate performance thereof by the Buyer. Neither party will take any action intended to interfere with or delay novation.

               (vi) If the appropriate contracting officer refuses to allow the Buyer to perform a Government Contract pursuant to a subcontract during the Interim Period, has not acted on the request for novation on a Government Contract by August 10, 2001, or refuses to permit novation of a Government Contract under substantially the same terms and conditions as in effect at the time of the Closing in the name of the Buyer and without material adverse conditions upon either the Sellers or the Buyer and, (A) such decision is no longer appealable by law or regulation, or (B) the parties jointly agree that such decision cannot or should not as a practical matter be further pursued, appealed, or submitted for reconsideration, the parties shall for a period of 30 days consult in good faith on how to proceed. If the parties fail within such period to agree jointly on the disposition of the affected Government Contract, either the Buyer or the Sellers may elect to cause all remaining performance obligations under such contract to be retransferred to the Sellers (a "Retransfer Event"). Upon such Retransfer Event, the Interim Period will end as to such contract, and all performance obligations, payments, expenses, cost reimbursements, fees, and other matters attributable to the period subsequent to the Interim Period will be for the account of the Sellers. The parties will thereupon negotiate in good faith and agree upon an equitable adjustment to the Purchase Price, considering the relative value of the respective Government Contract and the Buyer's net-of-tax profit to date under the respective subcontract.

          (d) If a Retransfer Event occurs as to any Government Contract, the Buyer shall remain responsible for payment of all expenses incurred and other matters and shall be entitled to retain all cost reimbursements and fees and other entitlements applicable to the Interim Period for such Government Contract.

     ARTICLE VI. CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS.

     All obligations of the Buyer under this Agreement are subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by the Buyer:

     6.1 Representations and Warranties True on the Closing Date. The representations and warranties of the Sellers contained in this Agreement shall be true on and as of the Closing Date as though newly made on and as of that date (except for the Financial Statements, which shall continue to be true as of the respective dates and for the respective periods covered thereby).

     6.2 Delivery of Instruments of Transfer. The Sellers shall have delivered to Buyer such duly executed instruments of transfer of the Assets as Buyer or its counsel may reasonably require.

     6.3 No Material Adverse Change. There shall not have been any material adverse change in the financial condition, results of operations, assets, liabilities, business or future prospects of the Division from that shown in the Financial Statements. No action or proceeding shall have been instituted or threatened prior to or as of the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement, the result of which could prevent or make illegal the consummation of such transactions, or which could be materially adverse to the business or financial condition of the Division. The business and properties of the Division shall not have been materially and adversely affected in any way as a result of fire, explosion, earthquake or other natural disaster, accident, labor dispute, any action of the United States or any other governmental authority, riot, civil disturbance, or act of God, nor shall the United States have become involved in a declared state of war or national emergency.

     6.4 Opinion of Counsel to the Sellers. The Sellers shall have delivered to the Buyer at the Closing an opinion, dated as of the Closing Date, of H. Montgomery Hougen, counsel to the Sellers, substantially in the form attached hereto as Exhibit A.

     6.5 Sellers' Performance. Each of the obligations of the Sellers to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date.

     6.6 Approval of Documentation. The form and substance of all certificates and other documents to be delivered by the Sellers hereunder shall be satisfactory in all reasonable respects to the Buyer and its counsel.

     6.7 Employment Agreements. Each of Dr. Louis Potash and Dr. Robin Robinson shall have entered into an Employment Agreement with the Buyer, substantially in the forms attached hereto as Exhibits B and C, respectively.

     6.8 Landlord Consent. The landlord of the Division's facility at One Taft Court, Suite 200, Rockville, Maryland, shall have consented to the assignment by Biotech Services of the lease of such facility to Buyer.

     6.9 Other Third Party Consents. Buyer shall have received all written consents, assignments, waivers, authorizations and other certificates reasonably deemed necessary by Buyer's legal counsel to provide for the continuation in full force and effect of any and all contracts and leases of Sellers with respect to the Division, including without limitation all outstanding research contracts and operating leases.

     6.10 Covenant Not to Compete. Seller shall have entered into a Non-Competition Agreement with the Buyer, substantially in the form attached hereto as Exhibit E.

     ARTICLE VII. CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS.

     All obligations of the Sellers under this Agreement are subject to the fulfillment and satisfaction, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by the Sellers.

     7.1 Representations and Warranties True on the Closing Date. The representations and warranties of the Buyer contained in the Agreement shall be true on and as of the Closing Date as though newly made on and as of that date.

     7.2 Delivery of Consideration. The Buyer shall have delivered to the Sellers the consideration specified in Section 1.7.

     7.3 Absence of Litigation. No action or proceeding shall have been instituted or threatened prior to or as of the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement, the result of which could prevent or make illegal the consummation of such transactions.

     7.4 The Buyer's Performance. Each of the obligations of the Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date.

     7.5 Approval of Documentation. The form and substance of all certificates and other documents to be delivered by the Buyer hereunder shall be satisfactory in all reasonable respects to the Sellers and its counsel.

     7.6 Opinion of Counsel to the Buyer. The Buyer shall have delivered to the Sellers at the Closing an opinion, dated as of the Closing Date, of White & McDermott, P.C., counsel to the Buyer, substantially in the form attached hereto as Exhibit D.

     ARTICLE VIII. INDEMNIFICATION.

     8.1 Compensation and Indemnification by the Sellers. Subject to all of the provisions of this Article VIII, the Sellers, jointly and severally, by their execution of this Agreement, hereby agree to indemnify, defend with counsel reasonably satisfactory to the Buyer, save and hold the Buyer and any of its respective officers, directors, stockholders, employees, affiliates, and assignees (collectively, "indemnified persons" and individually, an "indemnified person") harmless from and against, and to compensate them for, any and all, demands, claims, actions, causes of action, assessments, damages, liabilities, losses, expenses, judgments or deficiencies of any nature whatsoever (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) (collectively, "Losses") received, incurred or sustained by an indemnified person which shall arise, in whole or in part, out of or result from: (a) any breach of any representation, warranty or covenant (including, without limitation, those contained in Article II) or non-fulfillment of any obligation of the Sellers under this Agreement or under any exhibit, schedule, certificate or other document furnished in connection with this Agreement; (b) any claim (including, without limitation, a claim based on contract, warranty or tort) arising out of the sale of any product or service of the Division which was sold prior to the Closing Date or any services rendered by or on behalf of the Division prior to the Closing Date; (c) the litigation, if any, disclosed on Schedule 2.9 hereto and all related proceedings; or (d) any federal, state, local or other tax liability, or any assessment in the nature of any tax, including interest and penalties thereon, with respect to any fiscal period of the Sellers or portion of a period prior to the Closing Date, or any tax liability, including interest and penalties thereon, arising as a result of the Closing.

     8.2 Limitations on Indemnification by the Sellers. Notwithstanding the foregoing, (a) the right of the Buyer to indemnification under Section 8.1 above shall be subject to the time limitation set forth in Section 8.5 below, (b) no indemnification shall be payable pursuant to Section 8.1 (a) above to the Buyer unless the total of all claims for indemnification pursuant to Section 8.1 (a) shall exceed $10,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof, such amount being a threshold and not a deductible and (c) the aggregate liability of Sellers pursuant to this Article VIII shall not exceed $740,000 (less any required payment(s) not made pursuant to the Non-Competition Agreement referred to in
Section 6.10); provided, however, that these limitations shall not apply to any indemnification with respect to Losses arising from the fraud, wilful misrepresentation or deliberate or wilful breach by the Sellers of any of their representations, warranties or covenants herein or in any agreement, certificate or instrument delivered pursuant hereto.

     8.3 Compensation and Indemnification by the Buyer. Subject to all of the provisions of this Article VIII, the Buyer, by its execution of this Agreement, hereby agrees to indemnify, defend with counsel reasonably satisfactory to the Sellers, save and hold the Sellers and any of their respective officers, directors, stockholders, employees, affiliates, and assignees (collectively, "indemnified persons" and individually, an "indemnified person") harmless from and against, and to compensate them for, any and all Losses received, incurred or sustained by an indemnified person which shall arise, in whole or in part, out of or result from any breach of any representation, warranty or covenant (including, without limitation, those contained in Article IV) or non-fulfillment of any obligation of the Buyer under this Agreement or under any exhibit, schedule, certificate or other document furnished in connection with this Agreement.

     8.4 Limitations on Indemnification by the Buyer. Notwithstanding the foregoing, (a) the right of the Sellers to indemnification under Section 8.3 above shall be subject to the time limitation set forth in Section 8.5 below,
(b) no indemnification shall be payable pursuant to Section 8.3 above to the Sellers unless the total of all claims for indemnification pursuant to Section
8.3 shall exceed $10,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof, such amount being a threshold and not a deductible and (c) the aggregate liability of Buyer pursuant to this Article VIII shall not exceed $740,000; provided,



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however, that these limitations shall not apply to any indemnification with respect to Losses arising from the fraud, wilful misrepresentation or deliberate or wilful breach by the Buyer of any of its representations, warranties or covenants herein or in any agreement, certificate or instrument delivered pursuant hereto.

     8.5 Survival of Representations and Warranties. The representations, warranties, covenants and obligations of the parties set forth in this Agreement shall survive any investigation at any time made by or on behalf of the other parties and shall survive the Closing for three years, notwithstanding the establishment of a shorter period by any applicable statute of limitations, the provisions of which are hereby waived, except that liability with respect to any representation, warranty, covenant or obligation as to which a claim, or notice of a proposed claim, is made within such three-year period shall continue until finally determined and paid. Any claim under this Article VIII by an indemnified person must be made by written notice to the indemnifying party within said three-year period.

     8.6 Third Party Claims. Should any claims be made or suit or proceeding be instituted against an indemnified person within the aforesaid three-year period which, if valid or prosecuted successfully, would be a matter for which such indemnified person is entitled to be defended, saved harmless or indemnified under this Article VIII (a "Third Party Claim"), such indemnified party shall notify the indemnifying party in writing concerning the same promptly after the assertion or commencement thereof. The indemnified party shall file in a timely manner any answer or pleading with respect to a suit or proceeding if such action is necessary to avoid default or other adverse result. The indemnifying party shall control the defense of any Third Party Claim and shall use its best efforts to defeat or minimize any loss resulting from such Third Party Claim. The indemnifying party shall provide the indemnified person with such additional information and opportunity for consultation as may reasonably be requested by it. Such indemnified person shall be entitled, at its own expense, to participate in the defense of a Third Party Claim and to engage counsel for such purpose. In the event of any dispute regarding the reasonableness of a proposed settlement, the party which will bear the larger financial loss resulting from such settlement will make the final determination in respect thereto, which determination will be final and binding on all involved parties. The indemnified person shall render all assistance as the indemnifying party shall reasonably request in the defense of any Third Party Claim.

     8.7 Set-Off. Any amount or amounts due from an indemnifying person to an indemnified person under this Article VIII may be paid at the indemnifying person's option by set-off against any amount or amounts owing from the indemnified person to the indemnifying person pursuant to any instrument, document or contract, to the extent such amounts are sufficient, without prejudice to the indemnifying person's right to pursue any other remedies at law or in equity.

     ARTICLE IX. GENERAL.

     9.1 Transactional Costs. The Sellers shall be responsible for their own legal, accounting and other consulting services attendant to the negotiation and drafting of this Agreement and to the transactions contemplated by this Agreement (the "Transaction Costs"). The Division has not paid or incurred any Transaction Costs, and shall not pay, incur or be responsible in any way for any Transaction Costs. The Buyer shall be responsible for its own Transaction Costs.

     9.2 Further Assurances. The parties hereto agree to execute and deliver any and all papers and documents that may be reasonably necessary to carry out the terms of this Agreement.

     9.3 Entire Agreement. All exhibits and schedules hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the exhibits and schedules hereto, contains the entire agreement between the parties, and there are no agreements, representations or warranties by any of the parties hereto that are not set forth or referred to herein. This Agreement may not be amended or revised except by a writing signed by the parties hereto.

     9.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights hereunder may not be assigned by the Sellers or the Buyer, except by prior written consent of the other party.

     9.5 Separate Counterparts. This Agreement may be executed in several identical counterparts, all of which when taken together shall constitute but one instrument, and it shall not be necessary in any court of law to introduce more than one executed counterpart in proving this Agreement.

     9.6 Notices. All notices, requests, demands or other communication required or permitted hereunder, to be effective, shall be in writing and shall be deemed to have been given if personally delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail or by Federal Express, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in U.S. mails, postage and fees prepaid or two days after delivery to Federal Express. All notices shall be sent to a party at the following addresses: if to the Buyer: Novavax, Inc., 8320 Guilford Road, Columbia, Maryland, Attention: John A. Spears, President [Fax: (301) 854-3902], with a copy to: David A. White, White & McDermott, P.C., 65 William Street, Wellesley, Massachusetts 02481 [Fax: (781) 237-8120], and if to the Sellers:
DynCorp, 2000 Edmund Halley Drive, Reston, Virginia 20191-3436, Attention: David
L. Reichardt, Senior Vice President & General Counsel [Fax: (703) 264-9147], unless and until notice of another or different address shall be given as provided herein.

     9.7 Severability. The provisions of this Agreement are severable and the invalidity of any provision shall not affect the validity of any other provision.

     9.8 Captions; Gender. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement. All pronouns used herein shall include both the masculine and feminine gender as the context requires.

     9.9 Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws of the State of Delaware without giving effect to its conflict of laws provisions.




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     IN WITNESS WHEREOF, the parties hereto have duly executed this Asset
Purchase Agreement as of the date first written above.

DYNCORP                                   NOVAVAX, INC.



By:                                       By:
   ---------------------------------         ---------------------------------
Name:                                     Name:
     -------------------------------           -------------------------------
Title:                                    Title:
      ------------------------------            ------------------------------



DYNCORP BIOTECHNOLOGY AND
HEALTH SERVICES, INC.



By:
   ---------------------------------
Name:
     -------------------------------
Title:
      ------------------------------